Exhibit 10.7

2015 EXECUTIVE INCENTIVE PLAN

This 2015 Executive Incentive Plan (this “Plan”) of Mast Therapeutics, Inc. (“Mast” or the “Company”) is designed to offer incentive compensation to certain employees of the Company (as described under the “Eligibility” section below (“Participants”)), by rewarding the achievement of near-term corporate objectives and, in some cases, individual objectives. This Plan is intended to create an environment that will focus Participants on the achievement of these objectives. Since cooperation between departments and Participants will be required to achieve corporate objectives that represent a significant portion of the incentive awards available under this Plan, this Plan should foster improved teamwork and a more cohesive management team.

Purpose of this Plan

This Plan is designed to:

•	provide an incentive program to achieve near-term corporate objectives and thereby enhance stockholder value;

•	reward key employees who significantly impact corporate results;

•	encourage increased teamwork among all departments within the Company;

•	incorporate an incentive program in Mast’s overall compensation strategy to help attract and retain key employees; and

•	incentivize Participants to remain employed by Mast throughout the plan period and until the time incentive awards are paid.

Plan Period

The plan period under this Plan is the period beginning January 1, 2015 and ending December 31, 2015.

Plan Governance

This Plan will be governed and administered by the Company’s Board of Directors (the “Board”).  The Board will be responsible for determining and approving all awards to Participants and for all other determinations under the Plan.  All Board actions shall receive the maximum deference provided by applicable law.

Eligibility

All full time (40 hours/week) exempt employees who are subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended, are eligible to participate in this Plan. To be eligible to earn and receive an award under this Plan, such employee: (a) must have been in an eligible position (i.e., a Section 16 officer) prior to October 1, 2015 and remain employed in such capacity through the date any incentive awards are paid; and (b) must not be on probation or under review or evaluation (or similar disciplinary action) at the time incentive award determinations are made or paid.

Form of Incentive Award Payments

Incentive award payments generally will be made in cash, though the Board has sole and absolute discretion to determine the composition of individual incentive award payments.

Corporate and Individual Objectives

This Plan calls for incentive awards based on the achievement of near-term corporate objectives by the Company and individual objectives by Participants.

Shortly after or in connection with adoption of this Plan, the Company’s Chief Executive Officer (the “CEO”) will present to the Board (or to the Compensation Committee of the Board for review and recommendation to the Board) a list of proposed near-term corporate objectives for the plan period, which objectives are subject to review and approval by the Board (the “Specified Objectives”).  In addition, shortly after or in connection with adoption of this Plan, the CEO may present to the Board (or to the Compensation Committee of the Board for review and recommendation to the Board) a list of individual objectives applicable to each Participant, other than the CEO, which objectives are subject to review and approval by the Board.  Specified Objectives may be individually weighted with respect to all Specified Objectives.  If individual objectives are approved for a Participant, the incentive award for such Participant will be based 25% on individual objectives and 75% on corporate objectives; otherwise, the incentive award will be based 100% on corporate objectives.

If an approved Specified Objective or individual objective becomes irrelevant or undesirable during the plan period or if a strategic change affects (one or more) objectives then, for each such affected objective:

(a)with respect to Specified Objectives, after considering the recommendations of the CEO, the Board may (i) if objectives are weighted, adjust the weightings of one or more existing objectives, (ii) substitute one or more new objectives, if objectives are weighted, with appropriate weightings for new and existing objectives, (iii) eliminate one or more existing objectives and, if objectives are weighted, re-weight objectives or (iv) take no action;

(b)with respect to individual objectives, after considering the recommendations of the CEO, the Board may take one of the actions described in subsections (a)(i)-(iv) above.

Incentive Award Targets

The target amount of a typical incentive award will be a specific dollar amount or determined by applying a “target percentage” to the base salary earned by a Participant during the plan period as a Participant in this Plan.  In general, the following amounts or target percentages of base salary will be used to determine target award amounts:

Level	Target Award Amount ($) or Target Percentage (%)
Chief Executive Officer	50%
Chief Medical Officer	35%
Chief Financial Officer	30%
Other Senior Vice Presidents	30%

Note: Notwithstanding the foregoing, actual target amounts may be greater or less for a particular Participant based on the terms of employment with such Participant.

The target amount reflects the Board’s determination of appropriate near-term incentive compensation where performance met objectives (including, but not limited to, Specified Objectives) or was acceptable in view of prevailing conditions.  The actual payout amount of an incentive award may exceed the target amount if performance exceeded objectives or was excellent in view of prevailing conditions or may be less than the target amount if performance partially met objectives or was less than acceptable.

In evaluating performance, the Board will consider the achievement of objectives (including, but not limited to, Specified Objectives), the degree to which performance exceeded the objective or an objective is partially achieved, the quality of achievement, the difficulty in achieving the objective, conditions that affected the ability to achieve objectives and such other factors as the Board determines are appropriate to consider.

Payment of Incentive Awards

The actual payout amount of each Participant’s incentive award will be determined by the Board after considering the recommendations of the CEO.  Notwithstanding any other provision of this Plan, the actual payout amount of an incentive award for a Participant will not exceed three (3) times such Participant’s base salary.

Notwithstanding any other provision of this Plan, each Participant’s award, if any, will be paid in a single sum on or before March 14, 2016. Incentive award calculations for each Participant that are based on a percentage of salary will be based on such Participant’s base salary earned during the plan period as a Participant in this Plan. A Participant has not earned and does not have any right or entitlement to any award under this Plan until the time the award is actually paid to such Participant.

Termination of Employment

Subject to any contractual obligations that the Company may owe to a Participant, any award payment provided for under this Plan is completely discretionary and is not considered earned by a Participant until it is actually paid.  Continued employment until payment of the incentive award is required and if the employment of a Participant is terminated (whether voluntarily or involuntarily) during the plan period, or prior to payment of incentive awards, whether or not an award payment is made will be at the absolute discretion of the Board.

Absolute Right to Alter or Abolish this Plan; Disputes

Subject to any contractual obligations that the Company may owe to a Participant, the Board reserves the right in its absolute discretion to abolish this Plan at any time or to alter the terms and conditions under which incentive awards will be paid, with or without any reason and with or without prior notice. Such discretion may be exercised any time before, during, and after the plan period has commenced or is completed. No Participant shall earn or vest in any right to receive any award hereunder until actual payment of such award.

Any dispute or controversy arising under this Plan will be settled by the Board in its sole and absolute discretion.

Employment Duration/Employment Relationship

This Plan does not, and Mast’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any Participant’s employment with the Company. The employment relationship of each Participant is “at will” and may be terminated at any time by Mast or by the Participant, with or without cause, subject to the terms of any applicable agreement.

Other Terms and Conditions of this Plan

The Company is not responsible for any tax liability incurred by Participants that receive an award under this Plan, but reserves the right to deduct from any award payment an amount equal to all or any part of the deductions or taxes required by applicable law to be withheld by the Company.  Each Participant further understands and agrees that such Participant will be entirely responsible for any and all taxes on any benefits payable to the Participant as a result of this Plan.

The Company intends that the awards and payments pursuant to this Plan will not be subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, the provisions of this Plan shall be interpreted and construed in favor of satisfying any applicable requirements of, or exemptions from, Section 409A of the Code.  In the event this Plan or any benefit paid to a Participant hereunder is deemed to be subject to Section 409A of the Code, each Participant consents to the Company adopting such conforming amendments as the Company deems necessary, in good faith and in its reasonable discretion, to comply with Section 409A of the Code and avoid the imposition of taxes under Section 409A of the Code.  Each payment made pursuant to any provision of this Plan shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  While it is intended that all payments and benefits provided under this Plan to each Participant will be exempt from or comply with Section 409A of the Code, the Company makes no representation or covenant to ensure that the payments under this Plan are exempt from or compliant with Section 409A of the Code.  The Company will have no liability to any Participant or any other party if a payment or benefit under this Plan is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.  In addition, if upon a Participant’s “separation from service” within the meaning of Section 409A of the Code, such Participant is then a “specified employee” (as defined in Section 409A of the Code), then solely to the extent necessary to comply with Section 409A of the Code and avoid the imposition of taxes under Section 409A of the Code, the Company shall defer payment of “nonqualified deferred compensation” subject to Section 409A of the Code payable as a result of and within six (6) months following such “separation from service” under this Plan until the earlier of (i) the first business day of the seventh month following such Participant’s “separation from service,” or (ii) ten (10) days after the Company receives written notification of such Participant’s death.  Any such delayed payments shall be made without interest.

This Plan is unfunded and no provision of this Plan shall require the Company, for the purpose of satisfying any Plan obligations, to purchase assets or place any assets in a trust or other entity or otherwise to segregate any assets for such purposes.  Nothing contained in this Plan nor any action taken pursuant to its provisions shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person.  Any right to receive an award payment under this Plan shall be no greater than the right of any unsecured creditor of the Company.

This Plan represents the entire plan as to the matters described herein.  Except as may be expressly provided in a Participant’s employment or similar agreement with the Company, this Plan shall supersede all prior or contemporaneous plans or arrangements or understandings between the Company and any Participant, whether written or oral, express or implied, with respect to any subject covered by this Plan.

This Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws provisions.

Adopted:  June 11, 2015

4